Exhibit 10

U.S. $1,000,000,000

FIVE YEAR CREDIT AGREEMENT

Dated as of May 18, 2012

Among

BECTON, DICKINSON AND COMPANY

as Borrower

and

THE BANKS NAMED HEREIN

as Banks

CITIBANK, N.A.

as Administrative Agent

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Syndication Agent

BNP PARIBAS

and

JPMORGAN CHASE BANK, N.A.

as Documentation Agents

and

CITIGROUP GLOBAL MARKETS INC.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

BNP PARIBAS SECURITIES CORP.

and

JPMORGAN SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

T A B L E    O F    C O N T E N T S

(i)

(ii)

SECTION 8.11.	Survival	58
SECTION 8.12.	Substitution of Lender	58
SECTION 8.13.	Confidentiality	59
SECTION 8.14.	No Fiduciary Relationship	59
SECTION 8.15.	Patriot Act Notice	59
SECTION 8.16.	Waiver of Jury Trial	1

(iii)

EXHIBITS

Exhibit A-1	-	Form of A Note

Exhibit A-2	-	Form of B Note

Exhibit B-1	-	Form of Notice of A Borrowing

Exhibit B-2	-	Form of Notice of B Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Designation Agreement

Exhibit E	-	Form of Opinion of General Counsel of the Borrower

Exhibit F	-	Form of Opinion of Special New York Counsel to the Administrative Agent

(iv)

FIVE YEAR CREDIT AGREEMENT

Dated as of May 18, 2012

BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), the banks (the “Banks”) listed on the signature pages hereof, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as syndication agent, and CITIBANK, N.A. (“Citibank”) as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A Advance” means an advance by a Lender to the Borrower as part of an A Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of A Advance.

“A Borrowing” means (a) a borrowing consisting of simultaneous A Advances of the same Type having the same Interest Period and (b) other than for purposes of Sections 2.02 and 3.02, (i) the simultaneous Conversion of A Advances of one Type to A Advances of the other Type (having, in the case of Conversions into Eurodollar Rate Advances, the same Interest Period) and (ii) the simultaneous Continuation of Eurodollar Rate Advances as Eurodollar Rate Advances having the same Interest Period.

“A Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the A Advances made by such Lender.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means an A Advance or a B Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting capital stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such voting capital stock, by contract or otherwise.

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“Applicable Facility Fee Rate” for any Rating Level Period means the rate set forth below opposite the reference to such Rating Level Period:

Rating Level Period	Applicable Facility Fee Rate (% p.a.)
Level 1 Period	0.0500%
Level 2 Period	0.0600%
Level 3 Period	0.0800%
Level 4 Period	0.1000%
Level 5 Period	0.1500%

Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a B Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such B Advance.

“Applicable Margin” for any A Advance for any Rating Level Period means the rate for the respective Type of A Advance set forth below opposite the reference to such Rating Level Period:

	Applicable Margin (% p.a.)
Rating Level Period	Base Rate Advances	Eurodollar Rate Advances
Level 1 Period	0.0000%	0.5750%
Level 2 Period	0.0000%	0.6900%
Level 3 Period	0.0000%	0.7950%
Level 4 Period	0.0000%	0.9000%
Level 5 Period	0.0000%	0.9750%

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Each change in the Applicable Margin resulting from a Rating Level Change shall be effective (including with respect to each A Advance then outstanding) on the effective date of such Rating Level Change.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.17(b).

“Assumption Agreement” has the meaning specified in Section 2.17(c).

“B Advance” means an advance by a Lender to the Borrower as part of a B Borrowing resulting from the auction bidding procedure described in Section 2.03.

“B Borrowing” means a borrowing consisting of simultaneous B Advances from each of the Lenders whose offer to make one or more B Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

“B Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a B Advance made by such Lender.

“B Reduction” has the meaning specified in Section 2.01.

“Base Rate” means, for any period, a fluctuating interest rate per annum in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s base rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate for such period; and

(c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.

“Base Rate Advance” means an A Advance which bears interest as provided in Section 2.07(a)(i) or 2.07(b)(i)(x).

“Borrowing” means an A Borrowing or a B Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any

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Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Change in Control” means any of the following events:

(a) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all Voting Stock of the Borrower; or

(b) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

“Citibank” means Citibank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning specified in Section 2.01.

“Commitment Date” has the meaning specified in Section 2.17(b).

“Commitment Increase” has the meaning specified in Section 2.17(a).

“Commitment Termination Date” means May 18, 2017 or, if the Commitment Termination Date is extended pursuant to Section 2.05(b), the date to which such Commitment Termination Date is extended, provided in each case that if such date is not a Business Day, then the Commitment Termination Date shall be the immediately preceding Business Day.

“Consolidated Subsidiary” means, at any date, any Subsidiary of the Borrower or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Advances from one Interest Period to the next Interest Period pursuant to Section 2.10.

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“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Debt” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that neither trade accounts payable arising in the ordinary course of business nor obligations in respect of insurance policies or performance or surety bonds which are not themselves guarantees of Debt (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) shall constitute Debt.

“Debtor Relief Laws” means Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Defaulting Lender” mean at any time, subject to Section 2.18, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator,

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assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a governmental authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, provided, however, that, in any such case such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Bidder” means (a) an Eligible Assignee or (b) a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 by Moody’s or A-1 by Standard & Poor’s (or a comparable rating from a successor of either of them), that, in either case, (i) is organized under the laws of the United States or any State thereof, (ii) shall have become a party hereto pursuant to Section 8.07(d), (e) and (f), and (iii) is not otherwise a Lender.

“Designation Agreement” means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Administrative Agent, in substantially the form of Exhibit D hereto.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Bank or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, the sum (without duplication), for the Borrower and its Consolidated Subsidiaries (on a consolidated basis), of (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period and (iii) taxes for such period.

“Effective Date” means the earliest date as of which the conditions precedent to effectiveness set forth in Section 3.01 shall have been satisfied or waived.

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“Eligible Assignee” means:

(a) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000;

(b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000;

(c) a commercial bank organized under the laws of any other country which is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States;

(d) the central bank of any country which is a member of the OECD;

(e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $150,000,000;

(f) a Lender; and

(g) an Affiliate of a Lender;

provided that neither (i) the Borrower nor any Affiliate of the Borrower nor (ii) any Defaulting Lender nor any of its Subsidiaries, nor any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) shall qualify as an Eligible Assignee.

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which the

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Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of the related A Borrowing and for a period equal to such Interest Period. If the Reuters Screen LIBOR01 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of such related A Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

“Eurodollar Rate Advance” means an A Advance which bears interest as provided in Section 2.07(a)(ii) or 2.07(b)(i)(y).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Advance means the effective rate (expressed as a percentage) at which reserve requirements (including, without limitation, emergency, supplemental and other marginal reserve requirements) are imposed on such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or

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assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Period” means, with respect to any additional amount payable under Section 2.12, the period ending 120 days prior to the applicable Lender’s delivery of a certificate referenced in Section 2.12(a) or 2.12(b), as applicable, with respect to such additional amount.

“Existing Commitment Termination Date” has the meaning specified in Section 2.05(b).

“Existing Credit Agreement” means that certain Amended and Restated Five Year Credit Agreement dated as of December 1, 2006, among the Borrower, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as Administrative Agent for the lenders.

“Facility Fee” has the meaning specified in Section 2.04(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” has the meaning specified in Section 1.03.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Interest Coverage Ratio” means, at any date of determination thereof, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Interest Expense for such period.

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“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of cash interest accruing during such period on the Debt of the Borrower and its Consolidated Subsidiaries (on a consolidated basis), including, without limitation, the interest portion of payments under capital lease obligations and any capitalized interest.

“Interest Period” means, with respect to any Eurodollar Rate Advance, the period beginning on the date such Eurodollar Rate Advance is made or Continued, or Converted from a Base Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (iii) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date;

(ii) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(iii) the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Eurodollar Rate Advance with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Eurodollar Rate Advance shall be one, two, three or six months, as specified by the Borrower as the desired alternative to an Interest Period of nine months or twelve months; and

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Lenders” means the Banks listed on the signature pages hereof, each Person that shall become a party hereto pursuant to Section 2.05, Section 8.07(a), (b) and (c) or Section 8.12, and, except when used in reference to an A Advance, an A Borrowing, an A Note, a Commitment or a related term, each Designated Bidder.

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“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Majority Lenders” means at any time Lenders holding at least 51% of the then aggregate unpaid principal amount of the A Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity or enforceability of this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Non-Extending Lender” has the meaning specified in Section 2.05(b).

“Note” means an A Note or a B Note.

“Notice of A Borrowing” has the meaning specified in Section 2.02(a).

“Notice of B Borrowing” has the meaning specified in Section 2.03(a).

“OECD” means the Organization for Economic Cooperation and Development.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Rated Securities” means, at any time, the long-term senior unsecured, unguaranteed debt securities of the Borrower outstanding at such time.

“Rating Level Change” means a change in the rating of the Rated Securities by either or both of Moody’s or Standard & Poor’s (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level

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Period to another, which Rating Level Change shall be effective on the date on which the relevant change in the rating of the Rated Securities is first announced by Moody’s or Standard & Poor’s, as the case may be.

“Rating Level Period” means, as of any period, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

“Level 1 Period” means a period during which the Rated Securities are rated better than or equal to Aa3 by Moody’s or better than or equal to AA- by Standard & Poor’s.

“Level 2 Period” means a period that is not a Level 1 Period during which the Rated Securities are rated better than or equal to A1 by Moody’s or better than or equal to A+ by Standard & Poor’s.

“Level 3 Period” means a period that is not a Level 1 Period or a Level 2 Period during which the Rated Securities are rated better than or equal to A2 by Moody’s or better than or equal to A by Standard & Poor’s.

“Level 4 Period” means a period that is not a Level 1 Period, a Level 2 Period or a Level 3 Period during which the Rated Securities are rated better than or equal to A3 by Moody’s or better than or equal to A- by Standard & Poor’s.

“Level 5 Period” means each period other than a Level 1 Period, a Level 2 Period, a Level 3 Period or a Level 4 Period, and shall include each period during which both Moody’s and Standard & Poor’s shall not have in effect a rating for the Rated Securities (other than because either such rating agency shall no longer be in the business of rating corporate debt obligations).

For purposes of the forgoing, (a) if only one of Moody’s and Standard & Poor’s shall have in effect a rating for the Rated Securities, the Rating Level Period shall be determined by reference to the available rating and (b) if the Rated Securities are rated by Moody’s and Standard & Poor’s with ratings that would otherwise fall within different Rating Level Periods, the applicable Rating Level Period shall be determined by the rating that results in the higher Rating Level Period except that if the lower of such ratings would result in a Rating Level Period that is more that one level below the higher of such Rating Level Periods, the Rating Level Period shall be determined by reference to the rating that is one level above the lower of such ratings.

“Reference Banks” means Citibank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas and JPMorgan Chase Bank, N.A.

“Register” has the meaning specified in Section 8.07(g).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

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“Removal Effective Date” has the meaning specified in Section 7.07(b).

“Reportable Event” has the meaning set forth in Title IV of ERISA.

“Resignation Effective Date” has the meaning specified in Section 7.07(a).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, presently a division of The McGraw-Hill Companies, Inc., and its successors.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” has the meaning specified in Section 2.15.

“Termination Date” means the Commitment Termination Date or the earlier date of termination in whole of the Commitments pursuant to Section 2.05(a) or 6.01.

“Voting Stock” means, at any time, the outstanding securities of the Borrower entitled to vote generally in the election of directors of the Borrower.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

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SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (“GAAP”) as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any defined term or covenant to eliminate the effect of any change in generally accepted accounting principles on the operation of such defined term or covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend such defined term or covenant for such purpose), then the Borrower’s compliance with this Agreement shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such defined term or covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The A Advances.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make A Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender’s name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.05(a) (such Lender’s “Commitment”), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the B Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be deemed applied to the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “B Reduction”).

(b) Each A Borrowing (i) shall (except as otherwise provided in Sections 2.09(f) and (g)) be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall consist of A Advances of the same Type (and, if such Advances are Eurodollar Rate Advances, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11(b) and reborrow under this Section 2.01.

SECTION 2.02. Making the A Advances.

(a) Each A Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed A Borrowing (in the case of an A Borrowing consisting of Eurodollar Rate Advances) or given not later than

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11:00 A.M. (New York City time) on the Business Day of the proposed A Borrowing (in the case of an A Borrowing consisting of Base Rate Advances), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of an A Borrowing (a “Notice of A Borrowing”) shall be by telecopier, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such A Borrowing, (ii) Type of A Advances comprising such A Borrowing, (iii) aggregate amount of such A Borrowing, and (iv) in the case of an A Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such A Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such A Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such A Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may only select Eurodollar Rate Advances for any A Borrowing in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) Each Notice of A Borrowing shall be irrevocable and binding on the Borrower. In the case of any A Borrowing which the related Notice of A Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of A Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the A Advance to be made by such Lender as part of such A Borrowing. The Borrower shall pay amounts owing to any Lender pursuant to this Section 2.02(c) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 2.02(c) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any A Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such A Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such A Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to A Advances comprising such A Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so

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repaid shall constitute such Lender’s A Advance as part of such A Borrowing for purposes of this Agreement (and such A Advance shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(e) The failure of any Lender to make the A Advance to be made by it as part of any A Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its A Advance on the date of such A Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the A Advance to be made by such other Lender on the date of any A Borrowing.

SECTION 2.03. The B Advances.

(a) Each Lender severally agrees that the Borrower may request B Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each B Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any B Reduction). The following procedures shall apply:

(i) The Borrower may request a B Borrowing under this Section 2.03 by delivering to the Administrative Agent, by telecopier, a notice of a B Borrowing (a “Notice of B Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying the date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such B Borrowing or later than the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such B Borrowing, not later than 10:00 A.M. (New York City time):

(A) at least one Business Day prior to the date of the proposed B Borrowing, if the Borrower shall specify in the Notice of B Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (such Borrowing, a “Fixed Rate B Borrowing”) and

(B) at least four Business Days prior to the date of the proposed B Borrowing, if the Borrower shall instead specify in the Notice of B Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them (such Borrowing, a “Specified Basis B Borrowing”).

Simultaneously with each such request, the Borrower shall pay to the Administrative Agent, for the Administrative Agent’s account, a non-refundable fee in the amount heretofore agreed between the Borrower and the Administrative Agent. Promptly following the Administrative Agent’s receipt of such request and the fee referred to in the preceding sentence, the Administrative Agent shall notify each Lender of such request for a B Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of B Borrowing.

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(ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more B Advances to the Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower), before 10:00 A.M. (New York City time) (A) on the date of such proposed B Borrowing (in the case of a Fixed Rate B Borrowing) and (B) three Business Days before the date of such proposed B Borrowing (in the case of a Specified Basis B Borrowing), of the minimum amount and maximum amount of each B Advance which such Lender would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such B Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:30 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any B Advance as part of such B Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any B Advance as part of such proposed B Borrowing.

(iii) The Borrower shall, in turn, (A) before 11:00 A.M. (New York City time) on the date of such proposed B Borrowing (in the case of a Fixed Rate B Borrowing) and (B) before 1:00 P.M. (New York City time) three Business Days before the date of such proposed B Borrowing (in the case of a Specified Basis B Borrowing), either:

(x) cancel such B Borrowing by giving the Administrative Agent notice to that effect, or

(y) in its sole discretion, (1) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above by giving notice to the Administrative Agent of the amount of each B Advance to be made by each Lender as part of such B Borrowing (provided that (I) the amount of each such B Advance shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Lender for such B Advance pursuant to paragraph (ii) above and (II) such offers, if accepted, must be accepted in ascending order of the rates of interest specified by the offering Lenders in their respective notices delivered pursuant to paragraph (ii) above (in each case beginning with the lowest rate so offered) and, if offers are made by two or more Lenders with the same rates of interest for a greater aggregate principal amount than the amount in respect of which offers are accepted, then the principal amount of B Advances in respect of which such offers are accepted shall be allocated by the Borrower

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among such Lenders as nearly as possible (in integral multiples of $1,000,000) in proportion to the aggregate maximum principal amount of such offers by such Lenders), and (2) reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Administrative Agent notice to that effect.

(iv) If the Borrower notifies the Administrative Agent that such B Borrowing is canceled pursuant to paragraph (iii)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such B Borrowing shall not be made.

(v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such Lender as part of such B Borrowing, and (C) each Lender that is to make a B Advance as part of such B Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a B Advance as part of such B Borrowing shall, before 12:00 noon (New York City time) on the date of such B Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02 such Lender’s portion of such B Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address. Promptly after each B Borrowing the Administrative Agent will notify each Lender of the amount of the B Borrowing, the consequent B Reduction and the dates upon which such B Reduction commenced and will terminate.

(b) As promptly as practicable after the date of such B Borrowing, the Borrower shall execute and deliver to the Administrative Agent a B Note payable to the order of each Lender participating in such Borrowing for each of the B Advances to be made by such Lender as part of such B Borrowing, in a principal amount equal to the principal amount of the B Advance to be evidenced thereby and otherwise on such terms as were agreed to for such B Advance in accordance with this Section 2.03. The indebtedness of the Borrower resulting from each B Advance made to the Borrower as part of a B Borrowing shall be evidenced by a separate B Note of the Borrower payable to the order of the Lender making such B Advance.

(c) Each B Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, but no B Borrowing shall be made if, following the making of such B Borrowing, the Borrower would not be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

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(d) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay pursuant to subsection (e) below, and reborrow under this Section 2.03, provided that a B Borrowing shall not be made within three Business Days of the date of any other B Borrowing.

(e) The Borrower shall repay to the Administrative Agent for the account of each Lender which has made a B Advance, or each other holder of a B Note, on the maturity date of each B Advance (such maturity date being that specified by the Borrower for repayment of such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above and provided in the B Note evidencing such B Advance), the then unpaid principal amount of such B Advance. The Borrower shall have no right to prepay any principal amount of any B Advance.

(f) The Borrower shall pay interest on the unpaid principal amount of each B Advance from the date of such B Advance to the date the principal amount of such B Advance is repaid in full, at the rate of interest for such B Advance specified by the Lender making such B Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above, as provided in the B Note evidencing such B Advance.

SECTION 2.04. Certain Fees.

(a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than the Designated Bidders) a facility fee (the “Facility Fee”) on the average daily amount (whether used or unused) of such Lender’s Commitment from the date on which the Borrower signs this Agreement (in the case of each Bank) and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender (in the case of each such Lender) until the Termination Date at a rate per annum equal to the Applicable Facility Fee Rate as in effect from time to time. Accrued Facility Fee shall be paid on the last Business Day of each March, June, September and December and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b) Administrative Agent’s Fee. The Borrower acknowledges its agreement to pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent.

SECTION 2.05. Reduction and Extensions of the Commitments.

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(a) Commitment Reductions. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding, and provided further that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Once reduced or terminated, the Commitments may not be reinstated.

(b) Commitment Extensions.

(i) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 45 days and not less than 30 days prior to any two anniversaries of the Effective Date (each such anniversary, an “Anniversary Date”), request that the Lenders (other than the Designated Bidders) extend the Commitment Termination Date for an additional one-year period from the Commitment Termination Date then in effect hereunder (the “Existing Commitment Termination Date”). Each such Lender, acting in its sole discretion, shall, by notice to the Borrower and the Administrative Agent given no later than the date (herein, the “Consent Date”) that is 25 days prior to such Anniversary Date (or, if such date is not a Business Day, the next succeeding Business Day), advise the Borrower and the Administrative Agent whether or not such Lender agrees to such extension; provided that each Lender that determines not to so extend the Commitment Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent (which shall notify the other Lenders) of such fact promptly after such determination (but in any event no later than the Consent Date) and any Lender that does not so advise the Borrower on or before the Consent Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. If and only if each of the Lenders (after giving effect to any substitution of Lenders in accordance with Section 8.12) has advised the Borrower and the Administrative Agent of its agreement to extend the Commitment Termination Date as aforesaid on or prior to the Consent Date, then the Commitment Termination Date shall be extended automatically, without any other action by any Person, to the date that is one year after the Existing Commitment Termination Date, provided that on the Consent Date, the representations and warranties in Section 4.01 are true and correct as of such date and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent will promptly notify the Borrower and the Lenders of each extension of the Commitment Termination Date pursuant to this Section 2.05(b).

SECTION 2.06. Repayment of A Advances. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender the entire outstanding principal amount of such Lender’s A Advances, and each A Advance shall mature, on the Termination Date.

SECTION 2.07. Interest.

.

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(a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each A Advance made by each Lender, from the date of such A Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. If such A Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. If such A Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Period for such A Advance equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs every three months after the first day of such Interest Period, and on the date such Eurodollar Rate Advance shall be Continued, Converted or paid in full.

(b) Default Interest. The Borrower shall pay interest on the unpaid principal amount of each A Advance and B Advance that is not paid when due (whether at stated maturity, by acceleration or otherwise), and on the unpaid amount of any interest, fee or other amount payable hereunder that is not paid when due, payable on demand, at a rate per annum during the period from the due date thereof to the date on which such amount is paid in full equal to:

(i) in the case of any amount of principal of such Advance:

(x) in the case of any Base Rate Advance, 2% plus the rate which would otherwise be applicable to such Advance, and

(y) in the case of any Eurodollar Rate Advance, for the balance of the then current Interest Period, 2% plus the rate which would otherwise be applicable to such Advance for such Interest Period and, thereafter, 2% plus the Base Rate as in effect from time to time, and

(ii) in the case of all other amounts, 2% plus the Base Rate as in effect from time to time.

SECTION 2.08. Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or the equivalent), additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Eurodollar Rate Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the then-current Interest Period for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve

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Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Any Lender wishing to require payment of such additional interest shall so notify the Borrower and the Administrative Agent and shall furnish to the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Rate Advances of such Lender a certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error) setting forth the basis for such assertion and the amount to which such Lender is then entitled under this Section (which shall be consistent with such Lender’s good faith estimate of the level at which the related reserves are being maintained by it).

SECTION 2.09. Interest Rate Determinations; Changes in Rating Systems.

(a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks (subject to clause (c) below).

(b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for the purpose of Section 2.07 and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.07(a)(ii).

(c) If Reuters Screen LIBOR01 is unavailable and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advances,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances for such Interest Period,

(ii) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(iii) the obligation of the Lenders to make or Continue, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

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(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make or Continue, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(e) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(f) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any A Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such A Advances shall automatically Convert into Base Rate Advances.

(g) Upon the occurrence and during the continuance of any Event of Default and upon notice from the Administrative Agent to the Borrower at the request of the Majority Lenders, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(h) If the rating system of either Moody’s or Standard & Poor’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall in no event be effective without the approval of the Majority Lenders).

SECTION 2.10. Voluntary Conversion and Continuation of A Advances.

(a) Optional Conversion. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all or any portion of the outstanding A Advances of one Type comprising part of the same A Borrowing into A Advances of the other Type; provided that (i) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Conversion of a Eurodollar Rate Advance into a Base Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions

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specified above, specify (x) the date of such Conversion, (y) the A Advances to be Converted, and (z) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such A Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.09 and 2.13, Continue all or any portion of the outstanding Eurodollar Rate Advances comprising part of the same A Borrowing for one or more Interest Periods; provided that (i) Eurodollar Rate Advances so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Rate Advances to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

SECTION 2.11. Prepayments of A Advances.

(a) The Borrower shall have no right to prepay any principal amount of any A Advances other than as provided in subsection (b) below.

(b) The Borrower may, upon, (i) in the case of any prepayment of a Eurodollar Rate Advance, at least three Business Days’ notice and (ii) in the case of any prepayment of a Base Rate Advance, same Business Day’s notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same A Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or integral multiples of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.12. Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation, administration, implementation or application of (to the extent any such introduction or change occurs after the date hereof) any law, rule, treaty or regulation or (ii) the compliance with any guideline, rule, directive or request of any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost (other than any taxes covered by Section 2.15) to any Lender of agreeing to make or making, funding or maintaining Eurodollar

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Rate Advances, the Borrower shall from time to time, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to the amount of (and specifying in reasonable detail the basis for) such increased cost, pay (subject to Section 2.12(c)) to the Administrative Agent for the account of such Lender the amount of the increased costs set forth in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error); provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) If any Lender (other than a Designated Bidder) determines that compliance with any law, rule, treaty or regulation enacted or introduced after the date hereof or any guideline, rule, directive or request of any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to (and specifying in reasonable detail the basis for) the Additional Amounts (as hereinafter defined) requested by such Lender, the Borrower shall pay (subject to Section 2.12(c)) to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, the amount specified in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error). For purposes hereof, the “Additional Amounts” that may be requested by any Lender under this Section 2.12(b) means such amounts as such Lender shall reasonably determine to be sufficient to compensate such Lender or any corporation controlling such Lender for any costs that such Lender reasonably determines are attributable to the maintenance by such Lender (or such corporation) of capital or liquidity in respect of its commitments to lend hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or such corporation) to a level below that which such Lender (or such corporation) could have achieved but for the enactment or introduction of such law or regulation or the adoption or making of such guideline or request).

(c) The Borrower shall not be obligated to pay any additional amounts arising pursuant to clauses (a) and (b) of this Section 2.12 that are attributable to the Excluded Period with respect to such additional amount; provided, that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period (a “Retroactive Period”) prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower’s obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such Retroactive Period.

(d) For the avoidance of doubt, this Section 2.12 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives

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concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented; provided that any claim made by a Lender under this Section 2.12 shall be generally consistent with such Lender’s treatment of other customers of such Lender that such Lender considers, in its reasonable discretion, to (i) be similarly situated to the Borrower and (ii) have generally similar provisions in their credit agreements with such Lender.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of the Lenders to make or Continue, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall upon demand prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all the Lenders then outstanding into Base Rate Advances in accordance with Section 2.10; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes without set-off or counterclaim not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Facility Fees ratably (other than amounts payable pursuant to Section 2.03, 2.08, 2.12, or 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and

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the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of Facility Fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Facility Fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest or Facility Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.15. Taxes.

(a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, any United States withholding tax (i) imposed on amounts payable to or for the account of a Lender with respect to any Note pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Note (other than pursuant to an assignment request by the Borrower under Section 8.12) or (y) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a

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party hereto or to such Lender immediately before it changed its Applicable Lending Office, (ii) imposed as a result of a Lender’s failure to comply with Section 2.15(e), or (iii) imposed under FATCA in respect of payments hereunder or under the Notes and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such Lender will use reasonable efforts to contest such a Tax or Other Tax that is, in its opinion, incorrectly asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Notes, the Borrower will furnish to the Administrative Agent, at such address, if the Administrative Agent believes there is a question as to the applicability of any Taxes in the case of any payment hereunder and makes a request for such opinion, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes.

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement (in the case of each Bank) and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter if reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to

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do so), shall provide the Borrower with Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(ii) If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Adminstrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.15(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a Refund (as hereinafter defined) from a taxing authority, such Lender or the Administrative Agent shall promptly notify the Borrower of the availability of such Refund and shall, within 30 days after receipt of a written request by the Borrower, make a claim to such taxing authority for such Refund at the Borrower’s expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making such claim will not be otherwise disadvantageous to it; provided that nothing in this Section 2.15(h) shall require any Lender or the Administrative Agent to institute any administrative, judicial or other proceeding (other than the filing of a claim for any such Refund) to obtain any such Refund. If a Lender or

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the Administrative Agent (as the case may be) receives a Refund from a taxing authority, it shall promptly pay to the Borrower the amount so received (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant taxing authority with respect to such Refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, shall repay the amount paid over to the Borrower (plus penalties, interest and other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such taxing authority. Nothing contained in this Section 2.15 shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary). For purposes of this Section 2.15(h), a “Refund” means a refund of Taxes or Other Taxes (other than any such refund in the form of a tax credit) for which a Lender or the Administrative Agent, as the case may be, has been indemnified by the Borrower (or with respect to which the Borrower has paid additional amounts) pursuant to this Section 2.15, provided that the entitlement to such refund arises solely from a manifest error in the amount of such Taxes or Other Taxes so paid.

SECTION 2.16. Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the A Advances made by it in excess of its ratable share of payments on account of the A Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the A Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

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SECTION 2.17. Increase in the Aggregate Commitments.

(a) The Borrower may, at any time but in any event not more than one time a year, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled final Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $1,500,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied. The Borrower may simultaneously (x) request one or more of the Lenders to increase the amount of its Commitment and/or (y) arrange for one or more banks or financial institutions not a party hereto to become parties to and Lenders under this Agreement, pursuant to the terms and conditions set forth below.

(b) The Administrative Agent shall promptly notify such of the Lenders and one or more Eligible Assignees as are identified by the Borrower to receive the invitation to participate in the requested Commitment Increase of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which such Lenders or Eligible Assignees (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.05(b), an “Assuming Lender”) wishing to participate in the Commitment Increase must commit to increase the amount of their respective Commitments or to establish their respective Commitments, as the case may be (the “Commitment Date”); provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more. Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. The requested Commitment Increase shall be allocated among the Lenders willing to participate therein and the Assuming Lenders in such amounts as are agreed between the Borrower and the Administrative Agent.

(c) On each Increase Date, each Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)(A) certified copies of resolutions of the Board of Directors of the Borrower or the executive committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) if reasonably requested by the Administrative Agent, an opinion of counsel for the Borrower (which may be in-house counsel);

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(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in Section 2.17(a) and in the immediately preceding sentence of this Section 2.17(c), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase at par such of the A Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such A Advances in accordance with its pro rata share.

SECTION 2.18. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) fees shall cease to accrue on the unfunded Commitment of such Defaulting Lender pursuant to Section 2.04(a); and

(b) the Commitment and Advances of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby.

In the event that the Administrative Agent and the Borrower each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender shall, to the extent applicable, purchase at par such of the A Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such A Advances in accordance with its pro rata share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender

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to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.19. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each A Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of A Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that an A Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the A Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender an A Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(g) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Condition Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the conditions precedent that the Borrower shall have notified the Administrative Agent of the proposed Effective Date and the Administrative Agent shall have received, on or prior to May 18, 2012, the following, each (unless otherwise specified below) dated the date of such effectiveness, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender (whereupon

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the Administrative Agent shall notify the Borrower and the Lenders that the Effective Date has occurred):

(a) The A Notes payable to the order of the Lenders, respectively, to the extent requested, in accordance with Section 2.19.

(b) Certified copies of the resolutions of the Board of Directors of the Borrower approving, and authorizing the execution, delivery and performance of, this Agreement, the Notes and of all documents evidencing other necessary corporate actions and governmental approvals, if any, with respect to this Agreement and the Notes.

(c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the Borrower’s certificate of incorporation and by-laws and certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes.

(d) A certificate from the Secretary of State of New Jersey dated as of a date reasonably close to the date of such effectiveness as to the good standing of and charter documents filed by the Borrower.

(e) A favorable opinion of Jeffrey S. Sherman, Esq., General Counsel of the Borrower, substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(f) A favorable opinion of Shearman & Sterling LLP, special counsel for the Administrative Agent, substantially in the form of Exhibit F hereto.

(g) A certificate of a senior officer of the Borrower certifying that (i) no Default or Event of Default as of the date thereof has occurred and is continuing, and (ii) the representations and warranties contained in Section 4.01 are true and correct on and as of the date thereof as if made on and as of such date.

(h) All amounts accrued and outstanding under the Existing Credit Agreement shall be paid in full.

SECTION 3.02. Conditions Precedent to Each A Borrowing, Commitment Increase and Consent Date. The obligation of each Lender to make an A Advance on the occasion of each A Borrowing (including the initial A Borrowing), each Commitment Increase and each extension of the Commitments under Section 2.05 shall be subject to the further conditions precedent that on the date of such A Borrowing, the applicable Increase Date or the applicable Consent Date the following statements shall be true (and each of the giving of the applicable Notice of A Borrowing, request for Commitment Increase, request for Commitment extension and the acceptance by the Borrower of the proceeds of such A Borrowing, such Increase Date or such Consent Date shall constitute a representation and warranty by the Borrower that on the date of such A Borrowing, such Increase Date or such Consent Date such statements are true):

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(a) the representations and warranties contained in Section 4.01 (except for, in the case of any A Borrowing after the Effective Date, the representations and warranties set forth in Section 4.01(e)(iii) and Section 4.01(f)(i)) are true and correct on and as of the date of such A Borrowing, such Increase Date or such Consent Date before and after giving effect to such A Borrowing, such Commitment Increase or such Commitment extension and to the application of the proceeds therefrom, as though made on and as of such date, and

(b) no event has occurred and is continuing, or would result from such A Borrowing, such Commitment Increase or such Commitment extension or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

SECTION 3.03. Conditions Precedent to Each B Borrowing. The obligation of each Lender which is to make a B Advance on the occasion of a B Borrowing (including the initial B Borrowing) to make such B Advance as part of such B Borrowing is subject to the conditions precedent that:

(a) the Administrative Agent shall have received the B Note payable to the order of such Lender evidencing such B Advance (to the extent that such B Note is required pursuant to Section 2.03(b) to be delivered prior to such B Borrowing), and

(b) on the date of such B Borrowing the following statements shall be true (and each of the giving of the applicable Notice of B Borrowing and the acceptance by the Borrower of the proceeds of such B Borrowing shall constitute a representation and warranty by the Borrower that on the date of such B Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 (except for, in the case of any B Borrowing after the Effective Date, the representations and warranties set forth in Section 4.01(e)(iii) and Section 4.01(f)(i)) are true and correct on and as of the date of such B Borrowing, before and after giving effect to such B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such B Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is duly qualified and in good standing under the laws of the respective states in which its principal operating facilities are located.

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(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any material contractual restriction binding on the Borrower or, to the knowledge of the Borrower, any other contractual restriction binding on the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

(d) This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e)(i) The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at September 30, 2011, and the related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(ii) The unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of March 31, 2012 and the related unaudited consolidated statements of income and cash flows for the six months then ended and set forth in the Borrower’s Report on Form 10-Q for the quarter ended March 31, 2012, copies of which have been furnished to each Bank, fairly present, in conformity which generally accepted accounting principles applied on a basis consistent with the financial statements referred to in clause (i) of this paragraph (e), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

(iii) Since September 30, 2011, there has been no material adverse change in the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, as shown on the consolidated balance sheet as of such date and the related consolidated statement of net income for the fiscal year then ended.

(f) There is no pending (or, to the Borrower’s knowledge, threatened) action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, in which there is likely to be an adverse decision that (i) would have a material adverse effect on the business, condition (financial or otherwise) or results of operations

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of the Borrower and its Subsidiaries, taken as a whole, except as disclosed in filings made by the Borrower with the Securities and Exchange Commission on or before the date that is five days prior to the date hereof, or (ii) purports to affect the legality, validity, binding effect or enforceability of this Agreement or any Note.

(g) No proceeds of any Advance will be used directly or indirectly for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) The Borrower and its Subsidiaries have filed (or have obtained extensions of the time by which they are required to file) all United States Federal income tax returns and all other material tax returns required to be filed by them and have paid all taxes shown due on the returns so filed as well as all other material taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and except for filings or payments the failure of which to make would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(i) Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries has incurred any liability, other than premiums payable in the ordinary course of business, to the PBGC established under ERISA in connection with any Plan or Multiemployer Plan.

(j) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(k) No statement, information, report, representation, or warranty made by the Borrower in this Agreement or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with this Agreement or contained in any filing made by the Borrower with the Securities and Exchange Commission (taken as a whole with all other information, including amendments and supplements then filed with the Securities and Exchange Commission) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

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(a) Corporate Existence, Compliance with Laws, Etc. The Borrower will maintain its corporate existence and comply, and cause each Subsidiary to comply, with all applicable laws, statutes, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable Environmental Laws, except for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(b) Taxes, Charges, Etc. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon it or any of its Subsidiaries and its and their properties, or any part thereof or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien or charge upon any property of the Borrower or any such Subsidiary, except such items as are being in good faith appropriately contested by the Borrower or any of its Subsidiaries and as to which appropriate reserves are being maintained and except for such items the non-payment of which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(c) Performance of Material Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform and observe each contractual, legal and other obligation binding upon the Borrower or such Subsidiary, as the case may be, except where the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d) Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles applicable to the Borrower and to permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

(e) Property. The Borrower will maintain, preserve and keep its own and will cause its Subsidiaries to keep their principal plants and properties and every part thereof in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except in each case when the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(f) Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

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(g) Reporting Requirements. The Borrower will furnish to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower;

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated financial statements for such year certified in a manner acceptable to the Securities and Exchange Commission by Ernst & Young, L.L.P. or other independent public accountants acceptable to the Majority Lenders;

(iii) as soon as possible and in any event within five days after the occurrence of each Default and each Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any Subsidiary of the Borrower files with the Securities and Exchange Commission or any national securities exchange;

(v) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and

(vi) together with the financial statements delivered pursuant to clauses (i) and (ii) above, a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth calculations demonstrating compliance with the covenant set forth in Section 5.01(i).

Reports and financial statements required to be delivered by the Borrower pursuant to paragraphs (i), (ii) and (iv) of this Section 5.01(g) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.bd.com or when such reports, or reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that it shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (iv) of this Section 5.01(g) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender; and provided further that in every instance it shall provide paper copies of the

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certificate required by subsection (vi) to the Administrative Agent and each of the Lenders until such time as the Administrative Agent shall provide it written notice otherwise.

(h) Use of Proceeds. The Borrower will use the proceeds of the Advances hereunder for general corporate purposes (in compliance with all applicable legal and regulatory requirements); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

(i) Interest Coverage Ratio. The Borrower will maintain at all times an Interest Coverage Ratio of not less than 5 to 1.

SECTION 5.02. Negative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, without the written consent of the Majority Lenders:

(a) Liens. The Borrower will not, and will not permit any of its Subsidiaries to, at any time create, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens existing on assets of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(ii) Liens on assets securing Debt of the Borrower or any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or any part of the cost of acquiring such assets, provided that such Lien attaches to such assets concurrently with or within 90 days after the acquisition thereof;

(iii) Liens on assets of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(iv) Liens existing on assets prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(v) Liens arising out of the refinancing, extension, renewal or refunding of any Debt of the Borrower or any Subsidiary of the Borrower secured by any Lien permitted by any of the foregoing clauses of this Section 5.02(a), provided that such Debt is not increased and is not secured by any additional assets; and

(vi) additional Liens created after the date hereof, provided that the aggregate principal amount of Debt secured thereby and incurred on and after the date hereof shall not exceed $50,000,000 in the aggregate at any one time outstanding.

(b) Mergers, Etc. The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of

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transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries (taken as a whole) to any Person, except that the Borrower may merge or consolidate with or into any other Person so long as (x) immediately after giving effect to such transaction, no Default or Event of Default would exist and (y) the Borrower is the surviving corporation.

(c) Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, make any investment in an Affiliate, transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate, merge into or consolidate with or purchase or acquire property from an Affiliate or enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity;

(ii) the Borrower and its Subsidiaries may enter into transactions with Affiliates if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate; and

(iii) the foregoing provisions of this Section 5.02(c) shall not prohibit (x) the Borrower or any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect to all of its capital stock of the relevant class or (y) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates.

(d) Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date hereof.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or any fee or other amount payable hereunder or under the Notes when due and such failure remains unremedied for three Business Days; or

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(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(g)(iii), 5.01(i) or 5.02; or (ii) the Borrower shall fail to perform or observe any other term or covenant of this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any other Debt of the Borrower or such Subsidiary which is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) A Change in Control shall occur; or

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(h) The Borrower shall incur or in the opinion of the Majority Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) that, in the determination of the Majority Lenders, would (either individually or in the aggregate) materially adversely affect the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries (taken as a whole);

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the administrative agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to,

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own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

SECTION 7.03. Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 8.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability,

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effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. The Lenders severally agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the A Advances then owed to them (or if no A Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not

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be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 7.07. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 7.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

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SECTION 7.08. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09. No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Lender.

SECTION 7.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04, 2.12, 2.16, 7.05 and 8.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04, 2.12, 2.16, 7.05 and 8.04.

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ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.. No amendment or waiver of any provision of this Agreement or any A Notes, if applicable, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (a) all the Lenders (other than the Designated Bidders), do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01; and (b) by each Lender directly affected thereby to any of the following: (i) increase the Commitments of such Lender (it being understood that amendments or waivers of conditions precedent, representations, covenants, Defaults or Events of Default shall not constitute an increase in the Commitment of any Lender) or subject such Lender to any additional obligations (other than as provided for in Section 2.17), (ii) reduce the principal of, or rate of interest on, the A Advances or any fees or other amounts payable hereunder or (iii) postpone the Commitment Termination Date or any date fixed for any payment of principal of, or interest on, the A Advances or any fees or other amounts payable hereunder (other than as provided for in Section 2.05); provided further that no amendment, waiver or consent shall, unless in writing and signed by each Lender holding a B Note at such time, (1) reduce the principal of, or interest on, such B Note or any fees or other amounts payable hereunder or thereunder with respect thereto, (2) postpone any date fixed for any payment of principal of, or interest on, such B Note or any fees or other amounts payable hereunder or thereunder with respect thereto, or (3) subject such Lender to any additional obligations; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. This Agreement and any Notes constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

SECTION 8.02. Notices, Etc.. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to Becton, Dickinson and Company at, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, Attention of David V. Elkins – Chief Financial Officer (Facsimile No. (201) 847-5227; Telephone No. (201) 847-7260);

Credit Agreement

(ii) if to the Administrative Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, DE 19720, Attention of Bank Loan Syndications (Facsimile No. (302) 894-6120; Telephone No. (212) 994-0961);

(iii) if to any Designated Bidder, at the Domestic Lending Office specified in the Designation Agreement pursuant to which it became a Lender;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b); provided that materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iv) may be delivered to the Administrative Agent as specified in Section 5.01. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to this Agreement or the transactions contemplated herein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Indemnification.

(a) The Borrower agrees to pay and reimburse within 30 days after demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent and each of the Lenders), incurred by the Administrative Agent or any Lender in connection with

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the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower hereby indemnifies the Administrative Agent, Citigroup Global Markets Inc., each Lender and each of respective their Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement, the Notes or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article III are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s gross negligence or willful misconduct, or from a breach of this Agreement by such Indemnified Party.

The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement, the Notes or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances or any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby, except to the extent direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that nothing in this paragraph shall be deemed to constitute a waiver of any claim the Borrower may have, or to exculpate any Person from any liability that such Person may have to the Borrower, for breach by such Person of its obligations under this Agreement. In no event shall any Indemnified Party have any liability to the Borrower or any other Person for any indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) in connection with or relating to this Agreement, the Notes or the transactions contemplated hereby.

(c) If any payment of principal of, or Conversion or Continuation of, any Eurodollar Rate Advance is made other than on the last day of an Interest Period for such Advance, as a result of acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason (other than a payment or Conversion pursuant to Section 2.13), the Borrower shall pay (subject to the last sentence of this Section 8.04(c)) to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional

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losses, costs or expenses which it may reasonably incur as a result of such payment, Continuation or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The Borrower shall pay amounts owing to any Lender pursuant to this Section 8.04(c) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 8.04(c) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower (all such deposits and other indebtedness being herein called “Obligations”) against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although the Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or such Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or such Affiliate may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when (a) it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and (b) the Effective Date shall have occurred, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders. Upon the effectiveness of this Agreement, all commitments of the lenders under the Existing Credit Agreement shall terminate, the Lenders under this Agreement shall have the commitments herein stated, and each of the Lenders that is a party to the Existing Credit Agreement hereby waives, by execution of this Agreement, the requirement of prior notice under the Existing Credit Agreement relating to the termination of commitments thereunder.

SECTION 8.07. Assignments, Designations and Participations.

(a) Each Lender (other than a Designated Bidder) may, with notice to and the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, such consents not to be unreasonably withheld (but not otherwise), assign to one or more banks or other entities all or a portion of its rights and obligations under

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this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) no such consent by the Borrower or the Administrative Agent shall be required in the case of any assignment to a Lender or an Affiliate of the assigning Lender, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assigning Lender under this Agreement (other than any right to make B Advances, B Advances owing to it or B Notes), (iii) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement to a Lender or to an Affiliate of the assigning Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 unless the Borrower and the Administrative Agent otherwise agree, (iv) each such assignment shall be to an Eligible Assignee, (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, (vi) the parties to each such assignment (other than the Borrower) shall deliver to the Administrative Agent a processing and recordation fee of $3,500, and (vii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received by hand or by overnight courier, at the notice address specified by the Borrower in Section 8.02, a written request for such consent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will,

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independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed (and the Borrower and the Administrative Agent shall have consented to the relevant assignment to the extent required pursuant to Section 8.07(a)) and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (X) a new A Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new A Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder and (Y) new B Note or Notes to the order of such Eligible Assignee in an amount equal to the principal amount of the B Advances (if any) acquired by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a portion of such B Advances, new B Note or Notes to the order of the assigning Lender in an amount equal to the principal amount of the B Advances retained by it hereunder). Such new A Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered A Note or Notes, and such new B Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered B Note or Notes. All such Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as applicable.

(d) Each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make B Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than two such designations, (ii) each such Lender making one or more of such designations shall retain the right to make B Advances as a Lender pursuant to Section 2.03, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make B Advances as a Lender pursuant to Section 2.03 and the obligations related thereto.

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(e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Designation Agreement; (iv) such designee will, independently and without reliance upon the Administrative Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Administrative Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(g) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders other than Designated Bidders, the Commitment of, and principal amount of the A Advances owing to, each such Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for the purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Each Lender may, without notice to or consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation,

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its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or to consent to any departure by the Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Notes or any fee or other amounts payable hereunder, in each case to the extent the same are subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent the same are subject to such participation.

(i) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower or any such Subsidiary received by it from such Lender on the terms set forth in Section 8.13.

(j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it), including, in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(k) All amounts payable by the Company to any Lender under Sections 2.08, 2.12, 2.15 and 8.04(c) in respect of Advances held by such Lender, and such Lender’s Commitment, shall be determined as if such Lender had not sold or agreed to sell any participations in such Advances or Commitment and as if such Lender were funding each of such Advances and Commitments in the same way that it is funding the portion of such Advances and Commitment in which no participations have been sold. No assignee or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.12 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent, (ii) by reason of the provisions of said Section 2.12 requiring such Lender to designate a different Applicable Lending Office as provided in said Section 2.12 or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

(l) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution

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thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of A Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all A Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 8.08. Governing Law; Submission to Jurisdiction. (a) Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note (except, as to any Note, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any Note shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any Note against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any Note in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Credit Agreement

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.09. Severability. In case any provision in this Agreement or in any Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.11. Survival. The obligations of the Borrower under Sections 2.08, 2.12, 2.15 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Advances and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by any Notice of A Borrowing or Notice of B Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

SECTION 8.12. Substitution of Lender. If (a) the obligation of any Lender to make, Continue or otherwise maintain Eurodollar Rate Advances has been suspended pursuant to Section 2.13, (b) any Lender has demanded compensation under Section 2.12 or 2.15, (c) any Lender shall fail to consent to an amendment or a waiver which pursuant to the terms of Section 8.01 requires the consent of all Lenders and with respect to which the Majority Lenders shall have granted their consent, (d) any Lender is a Defaulting Lender or (e) any Lender shall be a Non-Extending Lender, the Borrower shall have the right, if no Default or Event of Default then exists, at the Borrower’s expense, to replace such Lender (the “Replaced Lender”) with one or more Eligible Assignee(s), (each, a “Replacement Lender”) acceptable to the Administrative Agent, provided that:

(i) at the time of any replacement pursuant to this Section 8.12, the Replacement Lenders shall enter into one or more Assignment and Acceptance Agreements, pursuant to which such Replacement Lenders shall acquire the Commitments and outstanding Advances of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the Replaced Lender, (B) an amount equal to all accrued and unpaid Facility Fees owing to the Replaced Lender and (C) an amount equal to the amount which would be payable by the Borrower to the Replaced Lender pursuant to Section 8.04(c) if the Borrower prepaid at

Credit Agreement

the time of such replacement all of the Advances of such Replaced Lender outstanding at such time; and

(ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon (I) the execution of the respective Assignment and Acceptance Agreements, (II) the payment of amounts referred to in clauses (i) and (ii) above and (III) if so requested by a Replacement Lender, delivery to such Replacement Lender of the appropriate Note or Notes executed by the Borrower, each Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder.

SECTION 8.13. Confidentiality. Each Lender agrees to hold all non-public information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices, provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to the Administrative Agent (or to Citigroup Global Markets Inc.), (ii) upon the order of any court or administrative agency or otherwise to the extent required by law, statute, rule, regulation or judicial process, (iii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iv) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (v) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, or in connection with the exercise of any remedy hereunder or under any Note, (vi) to such Lender’s or Administrative Agent’s Affiliates and their respective agents, advisors, legal counsel and independent auditors and accountants and (vii) subject to provisions substantially similar to those contained in this Section, to (A) any actual or proposed participant or assignee or (B) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, and its Subsidiaries, and the obligations of the Borrower under this Agreement to the extent they relate to such securitization, swap or derivative transaction.

SECTION 8.14. No Fiduciary Relationship. The Borrower acknowledges that neither the Administrative Agent nor any Lender (in their respective capacities as such) has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or any of the Notes, and the relationship between the Administrative Agent and the Lenders (in such capacities), on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.

SECTION 8.15. Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and

Credit Agreement

address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Credit Agreement

SECTION 8.16. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BECTON, DICKINSON AND COMPANY

By	/s/ David V. Elkins
Name:	David V. Elkins
Title:	Executive Vice President and Chief Financial Officer

CITIBANK, N.A., as Administrative Agent

By	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Authorized Signatory

Commitment	Lenders

$100,000,000	CITIBANK, N.A.

	By	/s/ Maureen P. Maroney
	Name:	Maureen P. Maroney
	Title:	Authorized Signatory

$100,000,000	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

	By	/s/ M. Antioco
	Name:	M. Antioco
	Title:	Associate

Credit Agreement

$100,000,000	BNP PARIBAS

	By	/s/ Christopher Sked
	Name:	Christopher Sked
	Title:	Director

By	/s/ Brendan Heneghan
Name:	Brendan Heneghan
Title:	Vice President

$100,000,000	JPMORGAN CHASE BANK, N.A.

	By	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Executive Director

$80,000,000	BARCLAYS BANK PLC

	By	/s/ Diane Rolfe
	Name:	Diane Rolfe
	Title:	Director

$80,000,000	GOLDMAN SACHS BANK USA

	By	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

$80,000,000	MORGAN STANLEY BANK, N.A.

	By	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

$45,000,000	ING BANK N.V. DUBLIN BRANCH

	By	/s/ Shawn Hawley
	Name:	Shawn Hawley
	Title:	Vice President

	By	/s/ Aidan Neill
	Name:	Aidan Neill
	Title:	Director

Credit Agreement

$45,000,000	INTESA SANPAOLO S.p.A., NEW YORK BRANCH

	By	/s/ David Acosta
	Name:	David Acosta
	Title:	VP and Relationship Manager

	By	/s/ Sergio Maggioni
	Name:	Sergio Maggioni
	Title:	FVP and Head of Business

$45,000,000	MIZUHO CORPORATE BANK, LTD.

	By	/s/ Bertram H. Tang
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

$45,000,000	STANDARD CHARTERED BANK

	By	/s/ James P. Hughes
	Name:	James P. Hughes
	Title:	Director

	By	/s/ Robert K. Reddington
	Name:	Robert K. Reddington
	Title:	Credit Documentation Manager

$45,000,000	SVENSKA HANDELSBANKEN AB

	By	/s/ Anden Abelson
	Name:	Anden Abelson
	Title:	SVP

	By	/s/ Nancy D’Albert
	Name:	Nancy D’Albert
	Title:	Vice President

$45,000,000	THE BANK OF NEW YORK MELLON

	By	/s/ Martin J. Randal
	Name:	Martin J. Randal
	Title:	First Vice President

$45,000,000	THE NORTHERN TRUST COMPANY

	By	/s/ Andrew D. Holtz
	Name:	Andrew D. Holtz
	Title:	Vice President

Credit Agreement

$45,000,000	WELLS FARGO BANK, N.A.

	By	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Managing Director

$1,000,000,000.00	Total of the Commitments

Credit Agreement

EXHIBIT A-1

FORM OF A NOTE

U.S.$	Dated: [ ], 201

FOR VALUE RECEIVED, the undersigned, BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________ (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) on the Termination Date (as so defined) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the A Advances (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement then outstanding.

The Borrower promises to pay interest on the unpaid principal amount of each A Advance from the date of such A Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Administrative Agent, at 1615 Brett Road, Building #3, New Castle, DE 19720, in same day funds. Each A Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Promissory Note is one of the A Notes referred to in, and is entitled to the benefits of, the Amended and Restated Five Year Credit Agreement dated as of May 18, 2012 (the “Credit Agreement”) among the Borrower, the Lender and certain other banks parties thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Citibank, N.A., as Administrative Agent for the Lender and such other banks. The Credit Agreement, among other things, (i) provides for the making of advances (the “A Advances”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such A Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Form of A Note

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, United States.

BECTON, DICKINSON AND COMPANY

By
Name:
Title:

Form of A Note

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid of Principal Balance	Notation Made By

Form of A Note

EXHIBIT A-2

FORM OF B NOTE

U.S.$	Dated: ,

FOR VALUE RECEIVED, the undersigned, BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                  (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below), on                         ,         , the principal amount of                                  Dollars ($            ).

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate:         % per annum (calculated on the basis of a year of          days for the actual number of days elapsed).

Interest Payment Date or Dates:

Both principal and interest are payable in lawful money of the United States of America to                                  or the account of the Lender at the office of                                         , at                                         , in same day funds.

This Promissory Note is one of the B Notes referred to in, and is entitled to the benefits of, the Amended and Restated Five Year Credit Agreement dated as of May 18, 2012 (the “Credit Agreement”) among the Borrower, the Lender and certain other banks parties thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Citibank, N.A., as Administrative Agent for the Lender and such other banks. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, United States.

BECTON, DICKINSON AND COMPANY

By
Name:
Title:

Form of B Note

EXHIBIT B-1

NOTICE OF A BORROWING

Citibank, N.A., as Administrative

Agent for the Lenders parties

to the Credit Agreement

referred to below

1615 Brett Road, Building #3

New Castle, DE 19720

Attention:

[Date]

Ladies and Gentlemen:

The undersigned, Becton, Dickinson and Company, refers to the Amended and Restated Five Year Credit Agreement, dated as of May 18, 2012 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests an A Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such A Borrowing (the “Proposed A Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed A Borrowing is                             ,                     .

(ii) The Type of A Advances comprising the Proposed A Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed A Borrowing is $                .

[(iv) The initial Interest Period for each A Advance made as part of the Proposed A Borrowing is              month[s]]1.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed A Borrowing:

[1]	For Eurodollar Rate Advances only.

Notice of A Borrowing

(A) the representations and warranties contained in Section 4.01 (other than Section 4.01(e)(iii) and Section 4.01(f)(i)) are correct, before and after giving effect to the Proposed A Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed A Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

Very truly yours,

BECTON, DICKINSON AND COMPANY

By
Name:
Title:

Notice of A Borrowing

EXHIBIT B-2

NOTICE OF B BORROWING

Citibank, N.A., as Administrative

Agent for the Lenders parties

to the Credit Agreement

referred to below

1615 Brett Road, Building #3

New Castle, DE 19720

Attention: Bank Loan Syndications

[Date]

Ladies and Gentlemen:

The undersigned, Becton, Dickinson and Company, refers to the Amended and Restated Five Year Credit Agreement, dated as of May 18, 2012 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a B Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such B Borrowing (the “Proposed B Borrowing”) is requested to be made:

(A)	Date of B Borrowing
(B)	Amount of B Borrowing
(C)	Maturity Date
(D)	Interest Rate Basis
(E)	Interest Payment Date(s)
(F)
(G)
(H)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed B Borrowing:

(a) the representations and warranties contained in Section 4.01 (other than Section 4.01(e)(iii) and Section 4.01(f)(i)) are correct, before and after giving effect to the Proposed B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

Notice of B Borrowing

(b) no event has occurred and is continuing, or would result from the Proposed B Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

(c) the aggregate amount of the Proposed B Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

The undersigned hereby confirms that the Proposed B Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

Very truly yours,

BECTON, DICKINSON AND COMPANY

By
Name:
Title:

Notice of B Borrowing

EXHIBIT C

ASSIGNMENT AND ACCEPTANCE

Dated                                 ,

Reference is made to the Amended and Restated Five Year Credit Agreement dated as of May 18, 2012 (the “Credit Agreement”) among Becton, Dickinson and Company, a New Jersey corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                                          (the “Assignor”) and                                          (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof [(other than in respect of B Advances and B Notes)]2 which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement [(other than in respect of B Advances and B Notes)]1, including, without limitation, such interest in the Assignor’s Commitment, the A Advances and B Advances owing to the Assignor, and the A Note[s] and B Note[s] held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the A Advances and B Advances owing to the Assignee will be as set forth in Section 2 of Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and that it is [not] a Defaulting Lender; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the A Note[s] and B Note[s] referred to in paragraph 1 above and requests that the Administrative Agent exchange such Note[s] for (X) a new A Note to the order of the Assignee in an amount equal to the Commitment assumed by it pursuant hereto and a new A Note to the order of the Assignor in an amount equal to the Commitment retained by it under the Credit Agreement and (Y) new B Note or Notes to the order of the Assignee in an amount equal to the principal amount of the B

[2]	Delete bracketed text if B Advances are covered by this Assignment and Acceptance.

Form of Assignment and Acceptance

Advances (if any) acquired by it pursuant hereto and, if the Assignor has retained a portion of such B Advances, new B Note or Notes to the order of the Assignor in an amount equal to the principal amount of the B Advances retained by it under the Credit Agreement, in each case specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].3

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee and the consent of the Borrower (to the extent required pursuant to Section 8.07 of the Credit Agreement), it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Facility Fees with respect thereto) to the

[3]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

Form of Assignment and Acceptance

Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Form of Assignment and Acceptance

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

Percentage assigned to Assignee	%
Assignee’s Commitment	$
Aggregate outstanding principal amount of A Advances assigned	$
Principal Amount of A Note payable to Assignee	$
Principal Amount of A Note payable to Assignor	$
Aggregate outstanding principal amount of B Advances assigned	$
Principal Amount of B Note payable to Assignee	$
Principal Amount of B Note payable to Assignor	$
Effective Date (if other than date of acceptance by Administrative Agent)*	,

Form of Schedule 1 to Assignment and Acceptance

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By
Name:
Title:

Domestic Lending Office:

Eurodollar Lending Office:

*	This date should be no earlier than the date of acceptance by the Administrative Agent.

Accepted this          day

    of                         ,

CITIBANK, N.A., as

    Administrative Agent

By

    Name:

    Title:

CONSENTED TO:

BECTON, DICKINSON AND COMPANY

By

    Name:

    Title:

Form of Schedule 1 to Assignment and Acceptance

EXHIBIT D

DESIGNATION AGREEMENT

Dated                                                  ,

Reference is made to the Amended and Restated Five Year Credit Agreement dated as of May 18, 2012 (the “Credit Agreement”) among Becton, Dickinson and Company, a New Jersey corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                                                      (the “Designator”) and                                                       (the “Designee”) agree as follows:

1. The Designator hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make B Advances pursuant to Section 2.03 of the Credit Agreement.

2. The Designator makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto and (ii) the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a Designated Bidder; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) specifies as its Applicable Lending Office with respect to B Advances (and address for notices) the offices set forth beneath its name on the signature pages hereof.

Form of Designation Agreement

4. Following the execution of this Designation Agreement by the Designator and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Designation Agreement shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on the signature page hereto (the “Effective Date”).

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make B Advances as a Lender pursuant to Section 2.03 of the Credit Agreement and the rights and obligations of a Lender related thereto.

6. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Form of Designation Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Designation Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Effective Date*:	,

[NAME OF DESIGNATOR]

By
Name:
Title:

[NAME OF DESIGNEE]

By
Name:
Title:

Applicable Lending Office (and address for notices)

Accepted this          day

of                                         ,

CITIBANK, N.A., as

    Administrative Agent

By

    Name:

    Title:

*	This date should be no earlier than the date of acceptance by the Administrative Agent.

Form of Designation Agreement

EXHIBIT E

[Form of Opinion of Counsel of the Borrower]

May 18, 2012

To the Banks party to the

Credit Agreement referred to below

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agent

Citibank, N.A., as Administrative Agent

1615 Brett Road, Building #3,

New Castle, DE 19720

Ladies and Gentlemen:

I am General Counsel of Becton, Dickinson and Company (the “Borrower”) and with attorneys in my department have acted as counsel to the Borrower in connection with the Amended and Restated Five Year Credit Agreement (the “Credit Agreement”) dated as of May 18, 2012, among the Borrower, the lenders named therein, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Citibank, N.A., as Administrative Agent, providing for loans to be made by said lenders to the Borrower in an aggregate principal amount not exceeding $1,000,000,000. Terms defined in the Credit Agreement are used in this opinion letter as defined therein. This opinion letter is being delivered pursuant to Section 3.01(e) of the Credit Agreement.

In rendering the opinion expressed below, I, or attorneys under my supervision, have examined the following agreements, instruments and other documents:

(a)	the Credit Agreement;

(b)	the Notes issued on the date hereof (collectively with the Credit Agreement, the “Credit Documents”); and

(c)	such corporate records of the Borrower and such other documents as I have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon certificates of governmental officials and appropriate representatives of the Borrower and upon representations made in or pursuant to the Credit Agreement.

Form of Opinion of Counsel of the Borrower

In rendering the opinions expressed below, I have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Borrower):

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii)	all signatories to such documents have been duly authorized; and

(iii)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.

2. The Borrower has all requisite corporate power to execute and deliver, and to perform its obligations and to incur liabilities under, the Credit Documents.

3. The execution, delivery and performance by the Borrower of, and the incurrence by the Borrower of liabilities under, each Credit Document have been duly authorized by all necessary corporate action on the part of the Borrower.

4. Each Credit Document has been duly executed and delivered by the Borrower.

5. Each Credit Document constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

6. No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America or the State of New York is required on the part of the Borrower for the execution, delivery or performance by the Borrower of, or for the incurrence by the Borrower of any liabilities under, any of the Credit Documents.

Form of Opinion of Counsel of the Borrower

7. The execution, delivery and performance by the Borrower of, and the consummation by the Borrower of the transactions contemplated by, the Credit Documents do not (a) violate any provision of the charter or by-laws of the Borrower, (b) violate any applicable law, rule or regulation of the United States of America, the State of New Jersey or the State of New York, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Borrower and its Subsidiaries of which I have knowledge or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge to which the Borrower and its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or result in the creation or imposition of any Lien upon any Property of the Borrower pursuant to the terms of any such agreement or instrument.

8. There is no pending (or, to my knowledge, threatened) action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, in which there is likely to be an adverse decision that (i) would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) purports to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any Note.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Section 8.04(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction.

(B) The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) I express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located that limit the interest, fees or other charges such Lender may impose, (ii) Section 8.05 of the Credit Agreement, (iii) Section 7.05 of the Credit Agreement, (iv) the first sentence of Section 8.08(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Documents, (v) Section 8.08(c) of the Credit Agreement and (vi) Section 8.09 of the Credit Agreement.

The foregoing opinions are limited to matters involving the Federal laws of the United States, the law of the State of New Jersey and the law of the State of New York, and I do not express any opinion as to the laws of any other jurisdiction.

In delivering the foregoing opinion, I have, with your approval, relied as to all matters governed by the laws of the State of New Jersey upon the opinion of even date herewith

Form of Opinion of Counsel of the Borrower

of Gary DeFazio, Esq., Associate General Counsel of the Borrower, a copy of which has been furnished to you. In my opinion, such opinion is satisfactory in form and scope and you are justified in relying thereon.

At the request of the Borrower, this opinion letter is, pursuant to Section 3.01(e) of the Credit Agreement, provided to you by me in my capacity as General Counsel of the Borrower and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, my prior written consent.

Very truly yours,

Form of Opinion of Counsel of the Borrower

EXHIBIT F

[Form of Opinion of Special New York Counsel

to the Administrative Agent]

May 18, 2012

To	the Initial Lenders party to the
Credit Agreement referred to
below and to Citibank, N.A.,
as Administrative Agent

Becton, Dickinson and Company

Ladies and Gentlemen:

We have acted as counsel to Citibank, N.A., as Administrative Agent (the “Agent”), in connection with the Amended and Restated Five Year Credit Agreement, dated as of May 18, 2012 (the “Credit Agreement”), among Becton, Dickinson and Company, a New Jersey corporation (the “Borrower”), and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Credit Agreement.

(b)	The Notes executed by the Borrower and delivered on the date hereof.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(A)	The genuineness of all signatures.

(B)	The authenticity of the originals of the documents submitted to us.

(C)	The conformity to authentic originals of any documents submitted to us as copies.

(D)	As to matters of fact, the truthfulness of the representations made in the Credit Agreement.

Form of Opinion of Special New York Counsel

to the Administrative Agent

(E)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Borrower, enforceable against each such party in accordance with its terms.

(F)	That:

(1) The Borrower is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2) The Borrower has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents.

(3) The execution, delivery and performance by the Borrower of the Opinion Documents have been duly authorized by all necessary action (corporate or otherwise) and do not:

(a) contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(b) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(c) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(4) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Borrower of any Opinion Document or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Borrower, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Borrower, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Form of Opinion of Special New York Counsel

to the Administrative Agent

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Our opinion expressed above is subject to the following qualifications:

(a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

(d) Our opinion is limited to Generally Applicable Law.

(e) We express no opinion with respect to Section 8.08 of the Credit Agreement to the extent that such Section (i) implies that a federal court of the United States has subject matter jurisdiction or (ii) purports to grant any court exclusive jurisdiction.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Very truly yours,

Form of Opinion of Special New York Counsel

to the Administrative Agent